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                                                                    EXHIBIT 99.1

                          CRAMER SYSTEMS GROUP LIMITED

                                   ----------

                                      RULES

                              of the Y Share Scheme

                                   ----------

                       (Adopted by the Board of Directors
                      of the Company on 13th October 2005)

                                ERNST & YOUNG LLP
                              One Bridewell Street
                               __________ Bristol
                                 _______ BS1 2AA

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                                 Y SHARE SCHEME

INDEX

                                                                           PAGE
RULE   HEADING                                                            NUMBER
----   -------                                                            ------
1.     INTERPRETATION..................................................      3
2.     BOARD MAY GRANT AWARDS..........................................      5
3.     AWARD AGREEMENT.................................................      6
4.     VESTING.........................................................      8
5.     CESSATION OF EMPLOYMENT BEFORE VESTING..........................      9
6.     VARIATION IN CAPITAL AND RIGHTS ISSUES..........................      9
7.     SALE, MERGER, LISTING AND OTHER CORPORATE EVENTS................      9
8.     ADMINISTRATION..................................................     10
9.     GENERAL.........................................................     11


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                                      RULES
                                     OF THE
                                 Y SHARE SCHEME

1.   INTERPRETATION

     1.1 In these Rules and the Appendix the following expressions have the following meanings unless inconsistent with the context:

Expression                   Meaning
----------                   -------
"Articles"                   means the articles of association of the Company as
                             amended from time to time;

"Award"                      means a Restricted Share Award or a Performance
                             Share Award by the Company to an Eligible Employee in pursuance of the Scheme and for the time being subsisting (and "Awards" shall be construed accordingly);

"Award Agreement"            means a Restricted Share Award Agreement or a
                             performance Share Award Agreement relating to an
                             Award issued to an Executive pursuant to Rule 3;

"Bad Y Leaver"               bears the meaning attributed to it in the Articles;

"the Board"                  means the board of directors for the time being of
                             the Company or the directors present at a duly
                             convened meeting of the directors or a duly
                             appointed committee of the directors for the time
                             being of the Company at which a quorum is present;

"the Company"                means Cramer Systems Group Limited (registered
                             number 04075033);

"Date of Award"              in respect of any Award the date upon which that
                             Award is granted;

"Eligible Employee"          means any executive director or employee of any
                             company which is at the relevant date a member of
                             the Group;


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
"Executive"                  means an Eligible Employee who has been granted an
                             Award and where the context so requires the legal
                             Personal Representative(s) of such person (and
                             "Executives" shall be construed accordingly);

"the Group"                  means the Company and all of the Subsidiaries for
                             the time being or where the context so requires any
                             one or more of them (and "Group Company" shall be
                             construed accordingly);

"Listing"                    bears the meaning attributed to it in the Articles;

"Merger" bears the meaning; attributed to it in the Articles;

"Non-Vested Shares"          means Shares held by the Executive that are not
                             Vested Shares;

"Performance Share Award"    means a contingent right to receive Shares pursuant
                             to the Rules and the applicable Performance Share
                             Award Agreement;

"Performance Share Award     mean an agreement relating to a Performance Share
Agreement"                   Award to which the Executive becomes party pursuant
                             to Rule 3;

"Personal Representatives"   means in relation to the Executive the legal
                             personal representatives of the Executive (being
                             either the executors of the Executive's will to
                             whom a valid grant of probate has been made or if
                             the Executive dies intestate the duly appointed
                             administrator(s) of the Executive's estate) who
                             have provided to the Board satisfactory evidence of
                             their appointment as such;

"Restricted Share Award"     means the acquisition, by the Executive, of the
                             legal and beneficial interest in Shares at the Date
                             of Award pursuant to the Scheme, the applicable
                             Restricted Share Award Agreement and the Articles;

"Restricted Share Award      means an agreement relating to a Restricted Share
Agreement"                   Award to which the Executive becomes party pursuant
                             to Rule 3;

"Rules"                      means these Rules as from time to time amended;


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
"Sale"                       bears the meaning attributed to it in the Articles;

"the Scheme"                 means the Y Share Scheme established by the
                             adoption of these Rules as an employees* share
                             scheme (within the meaning of Section 743 of the
                             Companies Act 1985) and as from time to time
                             amended in accordance with the provisions hereof;

"Shares" means fully paid Y Shares of 0.002p each in the capital of the Company;

"Specified Value"            bears the meaning attributed to it in the Articles;

"Subsidiary"                 means any company which is for the time being a
                             subsidiary of the Company within the meaning of
                             Section 736 of the Company Act 1985;

"Vesting Schedule"           means the vesting schedule attached to the Award
                             Agreement

"Vested Shares"              means Shares that have become vested in accordance
                             with the Vesting Schedule.

     1.2 References to statutory provisions shall, where the context so admits or requires, be construed as including references to the corresponding provisions of any earlier statute (whether repealed or not) directly or indirectly amended, consolidated, extended or replaced by such provisions, or re-enacted in such provisions, and of any subsequent statute in force at any relevant time directly or indirectly amending, consolidating, extending, replacing or e-enacting the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

     1.3  Any reference to a Rule is a reference to one of these Rules:

     1.4 Where the context so admits the singular includes the plural and each gender includes the other gender.

2.   BOARD MAY GRANT AWARDS

     SELECTION

     2.1 Subject to Rule 3, the Board may at any time in their discretion determine that any Eligible Employee will be made an Award in respect of such number of Shares as they may decide. Unless the Board decide otherwise in any particular case, Awards must not be made to an Eligible Employee who has given or received notice of termination of employment whether or not such termination was lawful. In exercising such discretion, the Board shall have regard to such individual


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     performance as it shall determine to be appropriate. At the same time as determining the grant, the Committee shall also determine the form of the Award.

     CONDITIONS ON VESTING

     2.2 When making an Award the Board may, if in its discretion it thinks fit, determine:

          2.2.1 subject to, Rule 2.2.2, any date or dates prior to; the day before the fifth anniversary of the Date of Award on which the Shares subject to an Award vests in whole or in part, and where on any date only part vests, the number of Shares in respect of which it so vests. Such date or dates being set out in a Vesting Schedule attached to the relevant Award Agreement; and/or

          2.2.2 any performance conditions that would have to be met for the Shares subject to an Award to vest in whole or in part. Any performance condition and the determination of the start and end of any performance period determined by the Board may relate to the performance of the Company or any member of the Group or the relevant Executive (as the case may be) judged to such criteria as the Board shall from time to time determine. The performance condition being set out in a Vesting Schedule attached to the relevant Award Agreement.

     2.3 Subject to Rule 4, Rule 5 and Rule 7, no shares subject to an Award shall vest or vest further (as the case may be) following the date on which the Executive ceases to hold any office or employment with a Group Company.

     2.4 The Board may, if in its discretion it thinks fit, accelerate the vesting of an Award under the Scheme.

     2.5 Where no Vesting Schedule has been imposed pursuant to Rule 2.2 that Award shall vest in full at the Date of Award.

     DISPOSAL RESTRICTIONS

     2.6 Except for the transmission of an Award on the death of an Executive to his Personal Representatives, neither an Award nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Executive to any other person until the Shares subject to the Award become Vested Shares in accordance with the Vesting Schedule.

3.   AWARD AGREEMENT

     AGREEMENT

     3.1 An Award shall be evidenced by issuing an Award Agreement to the Executive in such manner as shall take effect as a legally binding agreement. The Award


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          Agreement will form part of the Rules and shall be in such form as the
          Board shall determine from time to time and shall state:

          3.1.1 the Date of Award;

          3.1.2 whether the Award is a Restricted Share Award or a Performance Share Award;

          3.1.3 the number of Shares in the case of a Restricted Share Award or Performance Share Award;

          3.1.4 the Specified Value of the Shares subject to the Award;

          3.1.5 the Vesting Schedule (including a brief description of any performance conditions (if applicable)) attaching to the Award; and

          3.1.6 the period specified by the Company by which the Executive must sign and return the Award Agreement to the Company.

     3.2 By entering into an Award Agreement with the Company, the Executive agrees that in the case of a Restricted Share Award:

          3.2.1 he will not transfer, assign or dispose of any Non-Vested Shares subject to a Restricted Share Award or any rights in respect of them except in the case of the transmission of an Award on the death of a Executive to his Personal Representatives;

          3.2.2 he will waive any voting rights or dividend rights attaching to any Non-Vested Shares; and

          3.2.3 to the extent that the Restricted Share Award lapses the Scheme, any Non Vested Shares subject to the Restricted Share Award are forfeited and he will immediately transfer his interest in the Non-Vested Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Company.

          If the Executive does not sign the Award Agreement and return it to the Company within the period specified by the Company, his Award will lapse and, in respect of a Restricted Share Award, he will transfer his interest in the Non-Vested Shares held or transferred for the purposes of the Restricted Share Award in the manner described in Rule 3.2.3.

     3.3 In the case of a Performance Share Award only, any Executive to whom a Performance Share Award is made may, by notice to the Company (in such form as the Board may request) given within 30 days after the Date of Award, renounce in whole his Performance Share Award. In such a case, the Performance Share Award shall be treated for all purposes of the Scheme, as never having been


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          granted. No consideration shall be payable by or to the Company for any such renunciation.

     DOCUMENTS

     3.4 In the case of a Restricted Share Award only, each Executive must sign any documentation, including a power of attorney or blank stock transfer form, requested by the Company. If he does not do so within a period specified by the Company, the Award will lapse at the end of that period. The Company may retain the share certificates relating to any Non-Vested Shares subject to a Restricted Share Award.

     TAX AND OTHER ELECTIONS

     3.5 In the case of a Restricted Share Award only, the Executive must enter into any elections required by the Company, including elections under
          Part 7 of the Income Tax (Earnings and Pensions) Act 2003. If he does not do so within a period specified by the Company, the Restricted Share Award will lapse at the end of that period.

     AWARDS

     3.6 When Restricted Share Awards are made, the Board will allocate or procure the allocation of Shares comprised in Restricted Share Awards to Executives, such Shares may be either registered in the name of the Executive or held on his behalf in each case subject to the Award Agreement referred to in Rule 3.1 and Rule 3.2.

     3.7 In the case of Performance Share Awards, the Company shall ensure that it has made arrangements (with the Trustee or otherwise) to procure the transfer of sufficient issued Shares or allotment of sufficient new Shares to satisfy in full all its obligations in respect of such Performance Share Awards at vesting in accordance with the relevant Vesting Schedule.

     RIGHTS

     3.8 In the case of Restricted Share Awards, except to the extent specified in the Award Agreement with the Executive referred to in Rules 3.1 and 3.2, an Executive will have the rights of a shareholder in respect of the Shares subject to an Award until the Award lapses.

     3.9 In the case of a Performance Share Award, before vesting the Executive has no rights to dividends, voting or otherwise in respect of any Shares comprised in an Award.

4.   VESTING


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     4.1  To the extent that an Award does not vest in accordance with the
          Vesting Schedule it will lapse save to the extent (if any) the Board in their absolute discretion determine otherwise. In the case of a Restricted Share Award, the Executive must transfer his interest in the Non-Vested Shares as though he was a Bad Y Leaver.

5.   CESSATION OF EMPLOYMENT BEFORE VESTING

     5.1 If an Executive ceases to be an Eligible Employee at any time for any reason prior to an Award vesting in accordance with the Vesting
          Schedule it will lapse save to the extent (if any) the Board in their absolute discretion determine otherwise. In the case of a Restricted Share Award, the Executive must transfer his interest in the Non-Vested Shares as though he was a Bad Y Leaver.

6.   VARIATION IN CAPITAL AND RIGHTS ISSUES

     6.1 This Rule applies if there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub division, consolidation or reduction of share capital, or if there is a demerger or special dividend or any other transaction which the Board in their absolute discretion, determine may affect Shares.

     6.2 Subject to the Award Agreement referred to in Rule 3.1 where there is a variation or other event of the sort described in Rule 6.1, any shares, securities or rights allocated to a Executive as a result of such an event shall be treated as if they were awarded to the Executive under the Scheme in the same way and at the same time as the Shares subject to the Award in respect of which the rights were conferred.

7.   SALE, MERGER, LISTING AND OTHER CORPORATE EVENTS

     7.1 In the event of a Sale or Merger in which the holders of Shares participate, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.

     7.2 If someone becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.

     7.3 If a court sanctions a compromise or arrangement under Section 425 of the Companies Act 1985, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.

     7.4 In the event of a Listing, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.


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     7.5  If notice is given to shareholders of a resolution for the voluntary winding-up of the Company, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.

     7.6 If the Company is wound-up by the court, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.

     7.7 If an administration order is made in relation to the Company, there shall be no acceleration of vesting unless the Board in their absolute discretion determine otherwise.

     7.8 If a voluntary arrangement is proposed in relation to the Company under Part I of the Insolvency Act 1986, there shall be no acceleration of vesting of an Award unless the Board in their absolute discretion determine otherwise.

8.   ADMINISTRATION

     8.1 These Rules may be amended by resolution of the Board from time to time in any manner.

     8.2 Notwithstanding any other provision of the Scheme, the Board may amend or add to the provision of the Scheme and the terms of Awards as they consider necessary or desirable to take account of, or to mitigate, or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of Awards granted to such Eligible Employees are not more favourable overall than the terms of Awards granted to other Eligible Employees.

     8.3 The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

     8.4 The Company, any employing company or the trustees of any employee benefit trust or their agents may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards made to an Executive. These arrangements may include the sale of any Shares on behalf of the Executive, unless the Executive discharges the liability himself.

     8.5 By participating in the Scheme the Executive consents to the holding and processing of personal data provided by the Executive to the Company for all purposes relating to the operation of the Scheme. These include, but are not limited to:

          8.5.1 administering and maintaining Executive records;


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          8.5.2 providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Scheme;

          8.5.3 providing information to future purchasers of the Company or the business in which the Executive works; and

          8.5.4 transferring information about the Executive to a country or territory outside the European Economic Area.

9.   GENERAL

     9.1 All transfers, allotments or issues of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Executive will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the necessity for any such consent.

     9.2 Any Shares acquired under an Award will be subject to the Articles from time to time in force.

     9.3 Any notice given by an Eligible Employee or a Executive to the Company in pursuance of the Scheme must be given in writing and signed by the Eligible Employee or Executive as the case may be and shall be acted upon the Company as soon as reasonably practicable after receipt provided that the Company may in its absolute discretion act on instructions given or purporting to be given by facsimile and/or any other electronic communication and shall not be responsible for any loss whatsoever occasioned by so acting. Any such notice shall be properly given if sent by post (airmail if overseas) or delivered to the Company at its registered office.

     9.4 Any notification or other notice which the Company or the Trustee is required to give or may desire to give to any Executive in pursuance of the Scheme shall be sufficiently given:

          9.4.1 if he is a director or employee of any Group Company by delivering it to him at his place of work; or

          9.4.2 if sent through the post in a prepaid envelope addressed to such Executive at his address last known to the Company; or

          9.4.3 if he is a director or employee of any Group Company by sending a facsimile transmission or any other electronic communication to a current facsimile or electric communication number or address.

     9.5 Any notice sent by post (or airmail if overseas) shall be deemed to be properly served 24 hours after an envelope containing such notice and properly addressed has been posted by first class post (or if sent airmail from or to overseas on the


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          fifth day following the day of posting). Any notice sent by facsimile or any other electronic communication shall be deemed to be properly served at the time of transmission.

     9.6 The decision of the Board in any dispute or question concerning the construction or effect of the Scheme or any other questions arising in connection with the Scheme shall be final and conclusive.

     9.7 The Board may at any time resolve to terminate the Scheme in which event no further Awards shall be granted but the provisions of the Scheme shall continue in full force and effect in relation to Awards then subsisting.

     9.8 The Company may send to Executives copies of any documents or notices normally sent to the holders of its shares (including such notices or documents required to be sent to Executive resident in the United States in accordance with the rules and regulations under the US Securities Exchange Act of 1934 as amended).

     9.9  Notwithstanding any other provision of these Rules:

          9.9.1 the Scheme shall not form any part of any contract or employment between the Company or any member of the Group and any employee of any such company. The rights and obligations of any individual under the terms of his office or employment with the Company or any member of the Group shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and this Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

          9.9.2 no Executive shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of the Award not Vesting in consequence of the loss or termination of his office or employment with the Company or any member of the Group for any reason whatsoever;

          9.9.3 this Scheme shall not give any legal or equitable rights against the Company or any member of the Group directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any member of the Group (other than those constituting the Awards themselves);

          9.9.4 the benefits to Eligible Employees or Executives under the Scheme shall not form any part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes;


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          9.9.5 all Executives and Eligible Employees agree as a condition of their participation in the Scheme that any personal data in relation to them may be held by any company in the Group or passed to any third party in connection with the administration of the Scheme;

          9.9.6 in no circumstances shall any Eligible Employee or Executive on ceasing to hold the office or employment by virtue of which he is or may be eligible to participate in the Scheme (whether or not upon breach of the Eligible Employee's or Executive's contract of employment by his employer) be entitled to any compensation for any loss or any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

     9.10 These Rules shall be governed by and construed in all respects in accordance with English law.


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